SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 23th, 2008

Date of Earliest Event Reported: June 16, 2008

ODYSSEY OIL & GAS, INC.
(Exact Name of Registrant as Specified in its Charter)

_________________________
(Former Name of Registrant)

Florida
(State of Organization)

65-1139235
(I.R.S. Employer Identification No.)

Commission File Number 333-106299
18 George Avenue
Rivonia, 2128 South Africa
Address of Principal Executive Offices
Registrants Telephone Number (including area code):+27(11)807-1446

ODYSSEY OIL & GAS, INC.

Report on Form 8-K

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 16, 2008, Odyssey Oil & Gas, Inc. entered into a definitive agreement to acquire 100% of the outstanding stock in Alg Bio Oils Limited whose sole asset is a 100% ownership in Alg Western Oil (Pty) Ltd, a South African registered company. Alg Western Oil (Pty) Ltd has entered into a Letter of Intent with Xstrata Alloys as the preferred developer for the Xstrata Alloys Bio-Fuel project. The objective of the project is to establish a facility that will utilize Carbon Dioxide off gas emissions to produce bio-fuels. The project shall involve three stages.

Stage one will be - a study of the best available technologies relating to the envisaged project.

Stage two will commence - once agreement is reached on the technology. At that time the parties will establish a development unit at Xstrata’s Boshoek Smelter for purposes of the evaluation of the feasibility of the project.

Stage three will commence - once Xstrata is satisfied with the outcome of the feasibility study and will involve the establishment of a full production unit at the Boshoek Smelter or one of Xstrata’s other facilities.

The Registrant will issue 30,000,000 shares of the Registrants common stock immediately. Further stock will be issued on the completion of certain benchmarks over the next two years.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As a result of the acquisition, described in Item 1.01 above the Registrant has acquired a one hundred percent (100%) interest in Alg Bio Oils Limited and one hundred percent (100%) interest in Alg Western Oil (Pty) Ltd. Please see Item 1.01 above for additional disclosure regarding the transaction. As a result of the acquisition as described in Item 1.01 above the Registrant will issue 30,000,000 shares of the Registrants common stock immediately.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(b) EXHIBITS

Exhibit No.	Exhibits

10.1	Stock Purchase Agreement by and between Odyssey Oil & Gas, Inc. and Alg Bio Oils Limited dated June 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odyssey Oil & Gas, Inc.

Dated June 23, 2008

By: /s/ Arthur Johnson Arthur Johnson Principal Executive Officer, President and Director